Note F
Shareholder meeting (unaudited)
On August 25, 2004, at the Special Meeting of Shareholders of the Fund, the shareholders approved certain changes to fundamental investment restrictions of the Fund, effective September 7, 2004. Proxies covering 17,553,507 shares of beneficial interest were voted at the meeting, with the votes tabulated as follows:

                                         FOR        AGAINST        ABSTAIN
ITEM 1(a): To amend the Fund's
fundamental restriction on borrowing. 15,249,297    1,292,295  1,011,915
ITEM 1(b): To eliminate the Fund's
fundamental restriction on pledging
of assets.                            15,180,911    1,407,076    965,520
ITEM 1(c): To eliminate the Fund's
fundamental restriction
on diversification.                   15,424,907    1,255,295    873,305
ITEM 1(d): To eliminate the Fund's
investment restriction on Trustee
and Officer ownership.                15,132,152    1,430,315    991,040
ITEM 1(e): To amend and reclassify
the Fund's fundamental restriction
on restricted and illiquid securities.15,242,587    1,257,300  1,053,620
ITEM 1(f): To amend the Fund's
fundamental restriction on commodities
and derivatives.                      15,322,496    1,252,356    978,655
ITEM 1(g): To amend and reclassify the
Fund's fundamental restriction on
margin and short sales.               15,285,239    1,277,097    991,171
ITEM 1(h): To amend the Fund's
fundamental investment restriction
on loans.                             15,175,460    1,397,307    980,740
ITEM 1(i): To amend the Fund's
fundamental investment restriction
on industry concentration.            15,383,493    1,205,141    964,873
ITEM 1(j): To eliminate the Fund's
fundamental restriction on investing
in new issuers.                       15,369,052    1,233,340    951,115
ITEM 1(l): To amend and reclassify the
Fund's fundamental restriction on
investing in other investment companies.  15,382,285 1,217,984   953,238